EXHIBIT 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

November 1, 2013

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the periods ended September 27, 2013 and September 28, 2012, and have issued our report dated November 1, 2013. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 27, 2013, is incorporated by reference in Registration Statement Nos. 333-189496 on Form S-4, 333-130253, 333-121814, 333-120291, 333-118499, 333-70492, 333-68238, 333-60968, 333-56230, 333-55530, 333-46200, and 333-41646 on Form S-3 and Nos. 333-157210, 333-146549, 333-146548, 333-143331, 333-143330, 333-55850, 333-34016, 333-95189, 333-71049, 333-42255, 333-126419, 333-121302, 333-120056, 333-119387, 333-103189, 333-75526, and 333-170710 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California